Exhibit 2.2

DATED October 14, 2026

CAMBIUM NETWORKS, LTD
(IN ADMINISTRATION)
(as the Seller)

THE ADMINISTRATORS

AND

UNIVASTU UK LIMITED

(as the Buyer)

BUSINESS SALE AGREEMENT

CONTENTS

Clause Page

1.	DEFINITIONS AND INTERPRETATION	3
2.	AGREEMENT TO SELL AND PURCHASE	11
3.	PURCHASE PRICE	13
4.	COMPLETION	13
5.	PASSING OF RISK	14
6.	BUSINESS CONTRACTS	15
7.	INTELLECTUAL PROPERTY	17
8.	THIRD PARTY ASSETS	17
9.	ROT ASSETS	18
10.	RECEIVABLES	19
11.	EMPLOYEES	19
12.	APPORTIONMENTS AND PREPAYMENTS	21
13.	TAX MATTERS	22
14.	SELLER'S RECORDS	22
15.	BUYER'S RECORDS AND COOPERATION	23
16.	VAT RECORDS	23
17.	DATA PROTECTION	23
18.	CORRESPONDENCE	24
19.	ADMINISTRATORS' LIABILITY AND STATUS OF CLAIMS	24
20.	EXCLUSIONS AND BUYER WARRANTY	24
21.	NO RECOURSE AGAINST VECTOR CAPITAL RELATED PERSONS	27
22.	TIME OF ESSENCE	27
23.	CONFIDENTIALITY AND ANNOUNCEMENTS	27
24.	FURTHER ASSURANCE	28
25.	ASSIGNMENT	29
26.	ENTIRE AGREEMENT	29
27.	VARIATION	29
28.	COSTS	29
29.	NOTICES	30
30.	INTEREST ON LATE PAYMENT	31
31.	SEVERANCE	31
32.	CONTRA PROFERENTEM	32
33.	AGREEMENT SURVIVES COMPLETION	32
34.	THIRD PARTY RIGHTS	32
35.	SUCCESSORS	32
36.	COUNTERPARTS	32
37.	LANGUAGE	33
38.	GOVERNING LAW AND JURISDICTION	33

SCHEDULES

THIS AGREEMENT is made on October 14, 2026

BETWEEN:

(1) CAMBIUM NETWORKS, LTD (IN ADMINISTRATION), a company incorporated in England and Wales with company number 07752773 and whose registered office is at c/o RSM UK Restructuring Advisory LLP, 25 Farringdon Street, London, EC4A 4AB, acting by the Administrators (the "Seller");

(2) DAVID SHAMBROOK, GORDON THOMSON, JOE BARRY and JAMES WOODHEAD as joint administrators of the Seller all of RSM UK Restructuring Advisory LLP of 8th Floor 25 Farringdon Street, London, EC4A 4AB, United Kingdom, who act without personal liability (the "Administrators"); and

(3) UNIVASTU UK LIMITED incorporated and registered in England and Wales with company number 17492138 whose registered office is at C/O Watermill Accounting Limited, Future Business Centre, Kings Hedges Road, Cambridge, United Kingdom, CB4 2HY (the "Buyer").

RECITALS:

(A) The Seller carries on the Business.

(B) The Administrators were appointed joint administrators of the Seller on 14 September 2026 by the directors of the Seller under paragraph 22 of Schedule B1 to the Insolvency Act 1986.

(C) The Seller (acting by the Administrators) has agreed to sell, and the Buyer has agreed to buy, the Business as a going concern and the Assets on the terms and conditions set out in this agreement.

IT IS AGREED AS FOLLOWS:

1. DEFINITIONS AND INTERPRETATION

1.1 The following definitions and rules of interpretation apply in this agreement.

"Administrators' Records" means all data, files, books, papers, valuations, accounts, returns and correspondence and other records of the Seller or the Administrators which relate in whole or in part to, or were generated in the course of, the administration of the Seller.

"Administrators' Solicitors" means Sidley Austin LLP of 70 St Mary Axe, London, EC3A 8BE, United Kingdom.

"Assets" means all the assets agreed to be purchased under this agreement, as listed in 2.1(a) to clause 2.1(i) (inclusive).

"Automatic Transfer Employees" means those employees who are employed by the Seller or a Group Company immediately before the Effective Time and who are assigned to the Business and who will transfer to the Buyer under TUPE or substantially similar regulations in accordance with clause 11 at the Effective Time , including those who are listed as an "Automatic Transfer Employee" or marked " TUPE/EU" in the Employee Schedule.

"Book Debts" all trade and other debts and amounts owing to the Seller or its affiliates at the Effective Time in respect of the Business (whether or not at the Effective Time due and payable), including all accounts receivable listed in Schedule 11, including in each case interest payable on those sums, excluding any intercompany receivables between Seller or its subsidiaries, on the one hand, and Seller or any affiliate of Seller, on the other.

"Business" means the business carried on by the Seller as at the Effective Time, including designing, developing, manufacturing, marketing, distributing, supporting and selling the Specified Products.

"Business Contracts" means the Customer Contracts and the Supplier Contracts.

"Business Day" means a day that is not Saturday, Sunday or any other day on which banks are required or authorized by law to be closed in the State of New York, United States of America, or London, United Kingdom.

"Business Intellectual Property Rights" means (i) the registered patents and patent applications which are owned by the Seller or any member of the Seller Group immediately before Completion and which were at any time used or held for use by the Seller Group predominantly in connection with the Business, including all reissues, divisions, continuations, continuations-in-part, extensions, re-examinations, international extensions and national designations of such listed patents and patent applications including the right to rely on the priority of such patent registrations and applications and the right to apply for any international extensions and national designations of the same; and (ii) all non-patent Intellectual Property Rights (whether registered or unregistered including any applications and the right to apply for such rights including any unpatented inventions) including all copyrights (including full copyrights to CPOP which is a software programme designed and created by the Seller) which are owned by the Seller or any member of the Seller Group immediately before Completion and which were at any time used or held for use by the Seller Group predominantly in connection with the Business, in each case including any such items as are set out in part 1 of Schedule 3 and including the Business Names but excluding any such items as are st out in part 2 of Schedule 3
.

"Business Names" means "Cambium", "Cambium Networks" and any other mark, name, design, get-up or logo used in the ordinary course by the Seller or any member of the Seller Group in their businesses prior to the date hereof, other than any product designation of any Excluded Product.

"Completion" means the completion of the sale and purchase of the Business and the Assets pursuant to and in accordance with 4.

"Completion Date" means the date of this agreement.

"Customer Contracts" means the contracts, engagements or other commitments in connection with the Business entered into by or on behalf of the Seller for the manufacture or sale, loan or hire of goods or equipment or the provision of services by the Seller which remain to be performed in whole or in part by the Seller as at the Effective Time, including any such customer contracts with the customers which are listed in part 1 of Schedule 4.

"Customer Data" means the personal data (as defined in article 4(1) of the UK GDPR) of Customers which form part of the Customer Database.

"Customer Database" means the database owned by the Seller for the purpose of providing products and services to Customers.

"Customers" means the customers of the Seller in relation to the Business.

"Data Controller" has the meaning given to it in article 4(7) of the UK GDPR.

"Data Employees" means the Employees and all persons formerly employed by the Seller or any Group Company in the Business at any time before the Effective Time.

"Data Protection Legislation" means the UK Data Protection Legislation and any other legislation applicable in any territory or jurisdiction in which the Business operates relating to personal data and all other legislation and regulatory requirements in force from time to time which apply to a party relating to the use of personal data (including the privacy of electronic communications).

"Defence Sale Contracts" means: (i) the Licence Agreement in respect of certain intellectual property rights entered into between the Seller, the Administrators and Airspan Communications Limited dated 22 September 2026; and (ii) the transition services agreement entered into between the Seller, the Administrators and Airspan Communications Limited dated 22 September 2026, copies of which are annexed to this agreement at Schedule 12.

"Demonstration Inventory" means the equipment assets comprising demonstration equipment related to the Specified Products and associated accessories, used in the Business to demonstrate the capabilities of, conduct proof-of-concept evaluations of, and support training programs on, the Specified Products with partners, regulatory bodies, and network operators.

"Effective Time" means 12:01 a.m. local time on the Completion Date.

"Employee Data" means the "personal data" (as defined in article 4(1) of the UK GDPR) of the Data Employees which form part of the Employee Database.

"Employee Database" means the database owned by the Seller in connection with the Data Employees.

"Employee Liability Information" has the meaning given to it in regulation 11(2) of TUPE.

"Employee Schedule" means the list of Employees appended at Schedule 8.

"Employees" means all persons employed by the Seller or any Group Company in the Business at or immediately before the Effective Time as are set out in the Employee Schedule.

"Encumbrance" means any mortgage, charge (fixed or floating), pledge, lien, hypothecation, guarantee, trust, right of set-off or other third party right or interest (legal or equitable) including any assignment by way of security, or other security interest of any kind, however created or arising, or any other agreement or arrangement (including a sale and repurchase agreement) having similar effect.

"Excluded Assets" means the property, rights and assets set out in 2.2 as being excluded from the sale and purchase under this agreement.

"Excluded Business" means the business of designing, developing, manufacturing, marketing, distributing, supporting and selling the Excluded Products, as carried on by the Seller or its affiliates prior to the date of this agreement.

"Excluded Products" means the products and components comprising Seller’s and its affiliates’ fixed broadband and defence product lines, including the PMP450, PMP450i and all its associated variants, PTP 820/850, 60 GHz cnWave, 28 GHz cnWave, cnReach, PTP 670, PTP 700, the next generation FPGA based Evo platform and all associated accessories to these products which includes but is not limited to Beam Steering Antenna (BSA), Lightning

Protection Unit (LPU), Rugged Lightning Protection Unit (RLPU), Surge Suppressors, cnPulse Synch Generator, as well as the code for cnMaestro, Link Planner, and cnHeat. In addition, the parts of CBRS and AFC related to the above prior specified products. This explicitly excludes ePMP and its associated variants, PTP550, PON (Fiber), cnRanger, Wi-Fi access points, switch products, and Network Security Edge (NSE products) and all associated accessories, which are Specified Products under this agreement.

"Goodwill" means the goodwill, custom and connection of the Seller in relation to the Business, including the right for the Buyer to carry on the Business under the Business Names and all goodwill associated with the Business Names.

"Group Companies" means: (i) Cambium Networks, Inc. (USA); (ii) Cambium Networks Private Limited (India); (iii) CNRST Network Mexico S. De R.L. De C.V. (Mexico); (iv) Cambium Networks Consulting (Shanghai) Company Limited (China)); (v) Cambium Networks (Hong Kong) Limited (Hong Kong); (vi) Cambium Networks Colombia S.A.S. (Colombia); (vii) Cambium Brasil Solucoes Em Ti Ltda (Brazil); (viii) Cambium Networks (Europe) BV (The Netherlands); (ix) Cambium Networks S.r.l. (Argentina); (x) Cambium Networks (Singapore) Pte. Ltd. (Singapore); and (xi) Cambium Networks (South Africa) (Pty) Ltd. (South Africa).

"HMRC" means HM Revenue & Customs.

"Intellectual Property Rights" means all intellectual property rights, industrial and/or proprietary rights, on a worldwide basis, including any and all rights in and to patents, rights to inventions, copyright and related rights, moral rights, trade marks, business names and domain names, rights in get-up, goodwill and the right to sue for passing off, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets) and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world including, where such rights are obtained or enhanced by registration, any registration of such rights.

"Interest Rate" means interest at a rate of 4% per annum above the base lending rate from time to time of Barclays Bank plc.

"Know-how" means industrial and commercial information and techniques in any form not in the public domain that derives its value from not being in the public domain, including (as applicable) drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers.

"Liabilities" means any and all liabilities, obligations, and commitments of any nature, whether direct or indirect, asserted or unasserted, known or unknown, accrued or fixed, absolute or contingent, matured or unmatured.

"Plant and Machinery" means all of the plant and machinery, fixtures and fittings (other than the landlord's fixtures and fittings), furniture, utensils, templates, tooling, implements, chattels and equipment (including all tangible elements of any IT system) owned by the Seller in relation to the Business wherever situated as at the Effective Time, including any such items listed in Schedule 5

"Post-Completion Tax Period" means (a) any taxable period beginning after the Completion Date and (b) the portion of any Straddle Period beginning immediately after the Completion Date and ending on the last day of such Straddle Period.

"Pre-Completion Tax Period" means any taxable period (or portion of any Straddle Period) ending on or before the end of the day on the Completion Date.

"Promotional Literature" means all catalogues, price lists, sales information sheets and sales literature of the Seller relating to the Business.

"Relevant Part" means in respect of a Shared Contract which relates to the supply of goods or services by counterparties to the Seller or its affiliates which relate to both any part of the Business and remaining business operations of the Seller and its affiliates, the rights and obligations under that Shared Contract to the extent that those rights and obligations relate on the one hand, primarily to the Business, or on the other hand, primarily to the remaining Business Operations of the Seller and its affiliates.

"ROT Assets" means all Assets in the possession of the Seller at the Effective Time that are or become subject to an ROT Claim.

"ROT Claim" means a claim made by a supplier of goods (or a person deriving title from such a supplier) delivered into the possession of the Buyer for the return of those goods, or for the payment of damages for wrongful interference with them, conversion of them or trespass to them, in each case on the basis that title to them had not passed to the Seller before such delivery.

"Security" means the charges and Encumbrances over the Assets set out in Schedule 2.

"Seller Employee Benefit Plan" means each "employee benefit plan" (as described in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended) and any other written or unwritten deferred compensation, pension, profit sharing, stock option, stock purchase, phantom stock, restricted stock or other equity based award, change of control, severance or termination pay, savings, group insurance or retirement plan, agreement, arrangement or policy, and all vacation pay, severance pay, incentive compensation, commission, consulting, bonus and other employee benefit or fringe benefit plans, policies or arrangements and sponsored, maintained by, contributed to or required to be contributed to by the Seller or any member of the Seller Group for the benefit of any Employees or the beneficiary of any Employees.

"Seller Group" means the Seller, its holding company and all companies and undertakings which are subsidiaries or subsidiary undertakings of the Seller or of any such holding company.

"Seller's Records" means the books, accounts, lists of clients, Customers (including the Customer Database) and Suppliers, credit reports, cost records, work tickets, list of FCC and similar device registrations and licenses, import and export documentation, and all the other documents, papers and records (including the Employee Database and the Promotional Literature) however stored of the Seller to the extent relating to the Business, Employees or any of the Assets, but excluding the Administrators' Records and the VAT Records.

"Shared Contract" means the contracts, engagements or other commitments with third parties which relate to both the Business and the retained business operations of the Seller with the counterparties which are listed in Schedule 10.

"Specified Products" means the products, source code and components comprising Seller’s and its affiliates’ product lines relating to ePMP and its associated variants (ePMP2K,3K,4K,5K) and PTP550, PON (Fiber), cnRanger, Wi-Fi access points, switch products, and Network Security Edge (NSE products), cnMaestro and all associated accessories.

"Stock" means all finished goods, work-in-progress, stock-in-trade, raw materials, consumables, accessories and spare parts owned by the Seller or held by a Supplier and allocated to the Seller, in connection with the Business wherever situated as at the Effective Time, including any such items listed in Schedule 7.

"Straddle Period" shall mean any taxable period beginning on or before, and ending after, the Completion Date.

"Supplier Contracts" means the contracts, engagements or other commitments in connection with the Business entered into by or on behalf of the Seller for the sale, loan or hire of goods or equipment to the Seller, or for the provision of services to the Seller. which remain to be performed in whole or in part as at the Effective Time, including any such supplier contracts with the Suppliers listed in part 2 of Schedule 4.

"Suppliers" means the suppliers and former suppliers of goods or services to the Seller in relation to the Business (save that Employees or former employees shall not be deemed to be Suppliers in respect of their contracts of employment).

"Taxation" or "Tax" means all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction; and any penalty, fine, surcharge, interest, charges or costs relating thereto.

"Third Party Assets" means all Assets in the possession of the Seller or any Group Company in relation to the Business which are on loan, subject to lease, hire purchase, conditional sale, rental, contract hire or other agreements which do not pass title to the Seller or any Group Company, or of which it is for any reason bailee.

"Third Party Consent" means a consent, licence, approval, authorisation or waiver required from a third party for the conveyance, transfer, assignment or novation in favour of the Buyer of any of the Assets.

"Transaction" means the transaction contemplated by this agreement or any part of that transaction.

"TUPE" means the Transfer of Undertakings (Protection of Employment) Regulations 2006 (SI 2006/246).

"UK Data Protection Legislation" means all applicable data protection and privacy legislation in force from time to time in the UK including the UK GDPR, the Data Protection Act 2018 (and regulations made thereunder), the Privacy and Electronic Communications Regulations 2003 (SI 2003/2426) as amended.

"UK GDPR" has the meaning given to it in section 3(10) (as supplemented by section 205(4)) of the Data Protection Act 2018.

"VAT" means value added tax chargeable under the VATA 1994.

"VAT Group" means two or more persons registered as a group for VAT purposes under section 43 of the VATA 1994.

"VAT Records" means all records of the Seller relating to the Business referred to in section 49 of the VATA 1994.

"VATA 1994" means the Value Added Tax Act 1994.

1.2 In this agreement, unless otherwise specified:

(a) clause, Schedule and paragraph headings shall not affect the interpretation of this agreement;

(b) a "person" includes a natural person, corporate or unincorporated body (whether or not having separate legal personality);

(c) the Schedules form part of this agreement and shall have effect as if set out in full in the main body of this agreement. Any reference to "this agreement" includes the Schedules (and where used in the Schedules, includes a reference to each other Schedule and to the main body of this agreement). In the event of any inconsistency between any provision set out in the main body of this agreement and any provision set out in any Schedule, the provision in the main body of this agreement shall prevail provided that words and expressions which are defined in any Schedule to give a different meaning to the meaning given to such words or expressions in the main body of this agreement shall bear the meaning there given in construing such Schedule;

(d) a reference to a "company" shall include any company, corporation or other body corporate, wherever and however incorporated or established;

(e) a reference to an "affiliate" shall mean, in relation to a person:

(i) any subsidiary or holding company of such body corporate, and any subsidiary of any such holding company, in each case from time to time;

(ii) any fund of which that person is a general partner, trustee, nominee, investment manager or investment advisor;

(iii) any general partner, trustee, nominee or manager of, that person; and

(iv) any affiliate of any of the foregoing.

and, in all cases, excluding in the case of the Seller any portfolio or investee company in which funds managed or advised by Vector Capital or any of its affiliates have a direct or indirect equity interest;

(f) a reference to a "holding company" or a "subsidiary" means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee) by way of security or in connection with the taking of security, or (b) its nominee. In the case of a limited liability partnership which is a subsidiary of a company or another limited liability partnership, section 1159 of the Companies Act 2006 shall be amended so that: (a) references in sections 1159(1)(a) and (c) to voting rights are to the members' rights to vote on all or substantially all matters which are decided by a vote of the members of the limited liability partnership; and (b) the reference in section 1159(1)(b) to the right to appoint or remove a majority of its board of directors is to the right to appoint or remove members holding a majority of the voting rights;

(g) unless the context otherwise requires, words in the singular shall include the plural and words in the plural shall include the singular;

(h) unless the context otherwise requires, a reference to one gender shall include a reference to the other genders;

(i) a reference to any party shall include that party's personal representatives, successors and permitted assigns;

(j) words and expressions defined for the purposes of or in connection with any statutory provisions shall, where the context so requires, be construed as having the same meanings in this agreement;

(k) unless the context otherwise requires, a reference to legislation or legislative provision is a reference to it as amended, extended or re-enacted from time to time and a reference to legislation or legislative provision shall include all subordinate legislation made from time to time under that legislation or legislative provision;

(l) a reference to writing or written includes email;

(m) where the words "include(s)", "including" or "in particular" are used in this agreement, they are deemed to have the words "without limitation" following them;

(n) any obligation in this agreement on the Buyer not to do something includes an obligation on the Buyer not to agree or allow that thing to be done;

(o) any obligation in this agreement on the Buyer to do something includes an obligation to do that thing at the Buyer's own cost and expense;

(p) "other" and "otherwise" are illustrative and shall not limit the sense of the words preceding them;

(q) a reference to the "Seller or the Administrators" includes them jointly and each of them individually;

(r) a reference to a "claim" includes any claim, demand, action or proceeding of any kind, actual or contingent;

(s) a reference to a "loss" includes any loss, damage, cost, charge, penalty, fee or expense;

(t) a reference to "records" includes information held in any form, including paper, electronically stored data, magnetic media, film and microfilm;

(u) a reference to "representatives" includes partners, agents, employees, subcontractors and any other person acting on behalf and with the authority of a party;

(v) a reference to a document "in the agreed form" is a reference to a document in the form agreed between the parties to this agreement on or before the making of this agreement and initialled by them for the purposes of identification;

(w) references to any English legal terms, for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to what most nearly approximates to the English legal term in that jurisdiction;

(x) any reference to a currency in this agreement shall be to US$, and all payments required in accordance with this agreement shall be made in US$;

(y) references to times of the day are, unless the context requires otherwise, to London time and references to a day are to a period of 24 hours running from midnight on the previous day; and

(z) any amount expressed to be in pounds sterling shall, to the extent that it requires, in whole or in part, to be expressed in any other currency in order to give full effect to this agreement, be deemed for that purpose to have been converted into the relevant currency immediately before the close of business on the date of this agreement (or, if that is not a Business Day, the Business Day immediately before it). Subject to any applicable legal requirements governing conversions into that currency, the rate of exchange shall be Barclays Bank plc's spot rate for the purchase of that currency with sterling at the time of the deemed conversion.

2. AGREEMENT TO SELL AND PURCHASE

2.1 Subject to the terms of this agreement, the Seller shall sell to Buyer, and the Buyer, with a view to carrying on the Business as a going concern, shall purchase such right, title and interest (if any) as the Seller has and can transfer in the following assets as at the Effective Time free from the Security:

(a) the Goodwill;

(b) the Plant and Machinery;

(c) the Seller's Records;

(d) the Stock;

(e) the Demonstration Inventory;

(f) the Business Contracts;

(g) the Defence Sale Contracts;

(h) the Business Intellectual Property Rights; and

(i) any shares or other securities owned by the Seller in the Group Companies (the "Sale Shares").

2.2 For the avoidance of doubt and without limitation, the following items are not included in the sale under this agreement ("Excluded Assets"):

(a) all assets and Intellectual Property Rights of the Seller or any Group Company which predominantly relate to the Excluded Business, the Excluded Products or the Excluded Business;

(b) the Excluded Products and all product derivations thereof;

(c) in relation to the Excluded Business;

(i) all goodwill, custom and connections of the Seller and its affiliates;

(ii) all plant and machinery, fixtures and fittings, furniture, utensils, templates, tooling, implements, chattels and equipment (including all tangible elements of any IT system) owned by the Seller;

(iii) all finished goods, work-in-progress, stock-in-trade, raw materials, consumables, accessories and spare parts owned by the Seller or its affiliates, or held by a Supplier and allocated to the Seller or its affiliates, including the right to receive any such items purchased and subject to a purchase order but not yet received by the Seller or its affiliates;

(iv) all demonstration equipment relating to the Excluded Products;

(v) all contracts, engagements or other commitments entered into by or on behalf of the Seller or its affiliates for the manufacture or sale, loan or hire of goods or equipment or the provision of services by the Seller or its affiliates;

(vi) contracts, engagements or other commitments entered into by the Seller or its affiliates for the sale, loan or hire of goods or equipment to the Seller or its affiliates, or for the provision of services to the Seller or its affiliates; and

(vii) the books, accounts, lists of clients, customers and suppliers, credit reports, cost records, work tickets, list of FCC and similar device registrations and licenses, import and export documentation, and all the other documents, papers and records however stored of the Seller or its affiliates to the extent relating to the Excluded Business, Excluded Products or any Excluded Assets;

(d) the Book Debts;

(e) the Administrators' Records;

(f) the VAT Records;

(g) the Third Party Assets;

(h) the ROT Assets, except as provided in 9.5;

(i) any cash or cash equivalents in hand or at the bank;

(j) any account of the Seller;

(k) all policies of insurance and assurance and any actual or potential claim under such policies or similar contracts or in damages against any third party;

(l) any Tax assets, including Tax refunds, credits or prepayments, of Seller or any Group Company for any period or relating to the Business for any Pre-Completion Tax Period;

(m) any Tax returns and other books and records related to Taxes paid or payable by the Seller or any Group Company;

(n) any assets related to any Seller Employee Benefit Plan;

(o) Seller's rights, claims and causes of action against third parties to the extent accruing on or prior to Completion and all such rights, claims and causes of action, whenever accruing, to the extent related to: (i) any other Excluded Asset; or (ii) any Excluded Liability;

(p) any other property, rights or assets of the Seller which are not listed in 2.1.

2.3 Subject to the terms of this agreement, the Seller shall transfer and assign to the Buyer, and the Buyer shall assume, and thereafter pay, perform, discharge and satisfy, in accordance with their respective terms, and indemnify the Seller and the Administrators against, all of the following Liabilities (the "Assumed Liabilities"):

(a) all Liabilities of the Seller or any Group Company under or relating to the Business Contracts, other than accounts payable, and the Defence Sale Contracts;

(b) all Liabilities to the extent relating to the Assets, the Employees, the Specified Products or the Buyer’s operation of the Business;

(c) the obligation to complete the division of cnMaestro as soon as reasonably practicable after Completion to the extent such steps remain in the reasonable control of the Buyer; and

(d) all Liabilities for Taxes imposed on or with respect to the Business and the Assets for any Post-Completion Tax Period.

2.4 All other Liabilities of the Seller that are not Assumed Liabilities, are referred to herein as "Excluded Liabilities". The Buyer shall not assume responsibility for any of the Excluded Liabilities.

3. PURCHASE PRICE

3.1 The consideration for the sale and purchase of the Assets under this agreement is £3,863,636.35 (the "Purchase Price").

3.2 The Seller confirms that the Administrators or the Administrators' Solicitors may give a good receipt for all payments to the Seller.

3.3 The Purchase Price shall be apportioned between the Assets in accordance with Schedule 1.

3.4 All monies payable by the Buyer under this agreement shall be paid without set-off, counterclaim or deduction whatsoever to the Seller.

4. COMPLETION

4.1 Completion shall take place on the Completion Date immediately after the making of this agreement at the offices of the Administrators' Solicitors or at such other place as the Administrators may direct.

4.2 At Completion, the Buyer shall:

(a) pay the Purchase Price less the aggregate amount of £227,272.73 which has been prepaid by the Buyer to the Seller as a non-refundable deposit, which amount shall be payable by telegraphic transfer in cash of immediately available funds to such bank account or accounts as the Administrators may specify to the Buyer in writing prior to Completion;

(b) execute all documents delivered by the Seller which require execution by the Buyer;

(c) make such arrangements as it sees fit for collecting any of the Assets which are not situated at any property utilised by the Business; and

(d) deliver to the Seller a duly executed copy of the resolution adopted by the board of directors of the Buyer authorising the execution and delivery by the officers specified in the resolution of this agreement, and any other documents referred to in this agreement as being required to be delivered by it.

4.3 At Completion, subject to the Buyer having complied with 4.2, the Seller shall deliver, or procure delivery to the Buyer, or make available to the Buyer:

(a) physical possession of all the Assets to which title is capable of passing by delivery, at their then current locations;

(b) a duly executed power of attorney in the agreed form in respect of the voting rights attaching to the Sale Shares pending their legal transfer to the Buyer;

(c) physical possession of the ROT Assets and the Third Party Assets, at their then current locations, subject to the terms of 8 and 9;

(d) copies of deeds of release in agreed form executed by all holders of Security releasing the Assets from the Securities; and

(e) the Seller's Records.

4.4 Without limitation of any other provision of this agreement, from Completion, the Buyer shall do all things necessary to ensure compliance with all legal requirements as to possession, ownership or use of any of the Assets, including obtaining all necessary licences, consents, certificates, permits and other authorisations.

4.5 The Buyer shall indemnify the Administrators, and keep the Seller and the Administrators fully and completely indemnified, from and against all costs, expenses, damages, penalties, claims and Liabilities whatsoever arising out of or in any way connected to the Buyer's failure to comply with 4.4.

4.6 Upon Completion and as soon as possible thereafter, the Seller undertakes to:

(a) send a written communication, in a form agreed between the Buyer and the Seller, to all former employees for which the Seller has contact details available and who were employed by or in the Business in the 12 month period leading up to Completion and which invites such employees to contact the Buyer in connection with prospective employment opportunities in the Business;

(b) take all reasonable steps to cease to use, display, market, advertise, promote or maintain the use of the word ‘Cambium’ such that the Buyer may use and register such name without third party objection in any respect as soon as possible, provided that the Seller and each of its relevant affiliates shall not be obliged to cease use of the word ‘Cambium’ to the extent used: (a) in a neutral, non-trademark manner to describe any past affiliation with the Group Companies; (b) on historical legal and business agreements and documents, provided that the same are not used in a marketing or promotional manner; (c) as required to comply with obligations under applicable law; or (d) for internal purposes or in a non-public facing manner, provided that the same are not used in a marketing or promotional manner; and

(c) deliver a letter to the Buyer in a form acceptable to the Buyer (acting reasonably) confirming to third parties that the Seller has transferred the Business to the Buyer.

5. PASSING OF RISK

5.1 The Business, the Assets and the Assumed Liabilities shall be at the sole risk of the Buyer from the Effective Time.

5.2 Notwithstanding any other provision of this agreement, the Buyer shall indemnify the Seller and the Administrators from and against all costs, expenses, damages, penalties, claims and Liabilities whatsoever which may be incurred by: (a) the Administrators in their personal capacity; or (b) by the Seller or the Administrators, in each case in respect of the Business, the Assets and the Assumed Liabilities after Completion.

5.3 There shall be no double recovery by the Seller and/or Administrators in respect of a claim made under an indemnity under this agreement or any other document entered into in relation to this agreement if there is otherwise prior successful recovery by the Seller and/or Administrators in respect of the claim.

6. BUSINESS CONTRACTS

6.1 From the Effective Time, the Buyer shall perform the Seller's obligations and assume the Seller's liabilities under the Business Contracts and the Defence Sale Contracts, to the extent that such Liabilities constitute Assumed Liabilities hereunder.

6.2 The Seller shall and hereby does, with effect from the Effective Time, assign to the Buyer, or procure the assignment to the Buyer of, all the Business Contracts and the Defence Sale Contracts which are capable of assignment without a Third Party Consent.

6.3 If any of the Business Contracts or the Defence Sale Contracts cannot be assigned or novated without a Third Party Consent:

(a) the Buyer and the Seller shall, from Completion, use all reasonable endeavours to obtain such consents;

(b) the Buyer shall promptly provide copies of any such consents, assignments and novations to the Seller; and

(c) the Seller shall, execute such assignments and novations as the Buyer may reasonably require, subject to 24, and provided that each assignment or novation includes terms under which:

(i) the Buyer undertakes to perform the contract and to be bound by the terms of it in every way as if the Buyer had been from commencement of the relevant contract a party in place of the Seller; and

(ii) the relevant Customer, Supplier or counterparty releases and discharges the Seller and the Administrators from all claims whether arising before or after the Effective Time, and the Customer, Supplier or counterparty accepts the liability of the Buyer in lieu of such liability of the Seller in every way as if the Buyer was named in the relevant contract as a party in place of the Seller.

6.4 Insofar as any of the Business Contracts or the Defence Sale Contracts cannot be assigned or novated to the Buyer without a Third Party Consent, and such consent is refused or otherwise not obtained or where any of such contracts is incapable of transfer to the Buyer by assignment, novation or other means, the Buyer shall (if sub-contracting is permissible and lawful under the contract in question), as the Seller's sub-contractor, perform all of the obligations of the Seller under such contract, and where sub-contracting is not permissible, the Buyer shall (if the Seller and the Administrators so request) perform such obligations as agent for the Seller, provided that the Buyer shall have no authority to bind the Seller or the Administrators or to incur any liability, cost or expense on their behalf or as an expense of the Seller's administration.

6.5 Nothing in an assignment or novation under 6.2 or any sub-contracting arrangement under 6.4 shall, as between the Buyer and Seller, or as between the Seller and any other person, give rise to any obligation by the Seller or the Administrators to make any payment to the Buyer or any other person save where such payment is expressly contemplated in the following provisions of this 6.

6.6 Nothing in this agreement shall be construed as an assignment or attempted assignment of a Business Contract or a Defence Sale Contract if such assignment or attempted assignment would constitute a breach of that Business Contract or Defence Sale Contract.

6.7 Subject to the Buyer's performance of its obligations in respect of the Business Contracts under this 6, the Buyer shall be entitled to retain all benefits in respect of goods and services provided by the Buyer after the Effective Time under the Customer Contracts arising in the period from the Effective Time until the date of assignment or novation.

6.8 Any prepayment or deposit under a Customer Contract or a Shared Contract received by the Seller before the Effective Time (other than sums held on trust) shall remain the property of the Seller, and the Buyer shall not be entitled to any refund or other allowance in respect of it.

6.9 The amount of any prepayment or deposit paid by the Seller to a supplier under a Supplier Contract prior to the Effective Time in respect of goods or services which have not been supplied or provided to the Seller before the Effective Time shall be paid to the Seller by the Buyer (in addition to the Purchase Price) at the Completion.

6.10 The Buyer acknowledges that no warranty is given that the Seller has made payments when due under the Supplier Contracts and acknowledges that the risks arising from any such non-payment are those of the Buyer alone (provided that Seller acknowledges that Buyer is not assuming any such obligations, all of which are Excluded Liabilities), and the Buyer shall not be entitled to any refund or allowance solely in respect of any such non-payment (or any action taken by a Supplier in respect of any non-payment), whether such non-payment relates to a period before the Effective Time or otherwise.

Shared Contracts

6.11 Upon the Buyer's reasonable request, the Seller shall use commercially reasonable endeavours at the Buyer's cost to cooperate with and assist the Buyer in procuring the separation of each Shared Contract with the effect that the benefit and burden of the Relevant Part of such Shared Contract relating to the Business is severed from the relevant Shared Contract and an agreement or arrangement equivalent to that Shared Contract in relation to the Relevant Part relating to the Business is entered into between the relevant counterparty and the Buyer.

6.12 Until such time as the Relevant Part of a Shared Contract has been separated as contemplated by clause 6.11:

(a) the Seller shall to the extent reasonably practicable continue to operate each Shared Contract so that the benefit of the Relevant Part relating to the Business can be enjoyed by the Buyer and use its commercially reasonable endeavours at the Buyer's cost to enforce the Relevant Part of any Shared Contracts as reasonably directed by the

Buyer, including exercising (at the Buyer s cost) any purchase rights where the Buyer reasonably directs it to do so; and

(b) the Buyer shall, and shall procure that its relevant affiliates, perform their respective undertakings under the Relevant Part of any Shared Contract relating to the Business on behalf of the Seller or its relevant affiliates and as between the parties, be responsible for the observance and compliance with the Seller's and its affiliates' obligations and Liabilities under the Relevant Part of such Shared Contract relating to the Business to the same extent as if the Buyer and its relevant affiliates were the party thereto.

6.13 The Buyer shall bear the cost of any fees arising out of or in connection with obtaining consents from a counterparty to any Shared Contracts being transferred or otherwise dealt with in accordance with the terms of this agreement.

6.14 The Buyer shall indemnify the Seller and the Administrators, and keep the Seller and the Administrators fully and completely indemnified, from and against all costs, expenses, damages, penalties, claims and Liabilities, in each case, that first arise from and after the Effective Time in respect of the Relevant Part of any Shared Contract relating to the Business.

6.15 If a Shared Contract has not been separated in accordance with clause 6.11 prior to the expiry of the ordinary term of such Shared Contract or during the current extension term, then the Seller or its relevant affiliate, shall, in its sole discretion, have the right to terminate such Shared Contract at the end of its term (or let the term expire). In such event, the Seller shall inform the Buyer in writing with as much advance notice as reasonably practicable before giving notice of termination or letting the term expire in respect of such Shared Contract.

7. INTELLECTUAL PROPERTY

7.1 The Buyer shall obtain the necessary third party licences, consents and permissions ("Permissions") to use or exploit the Business Intellectual Property Rights and the Seller shall as soon as reasonably practicable assist, cooperate with and where necessary execute any formalities in all respects as reasonably requested by the Buyer for the purpose of the Buyer securing the Permissions, provided that the terms of any such documents and the terms on which any such things are performed satisfy the criteria set out in clause 24.1(a) – (c).

7.2 For the avoidance of doubt, the Seller, to the extent permitted by law, grants the Buyer its permission but does not otherwise authorise or purport to authorise the Buyer to use or exploit any Business Intellectual Property Rights before the Buyer obtains any such necessary Permissions.

7.3 The Buyer shall be responsible for all registration, maintenance, renewal fees and other expenses in connection with the assignment, licensing and maintenance of the Business Intellectual Property Rights which are required to be performed after the Effective Time.

8. THIRD PARTY ASSETS

8.1 The Seller shall leave the Third Party Assets in their current location on Completion.

8.2 The Buyer shall:

(a) hold the Third Party Assets as bailee;

(b) have no title to nor further right to possess or use any of the Third Party Assets;

(c) not hold itself out as owner of any of the Third Party Assets;

(d) at its own expense, maintain the Third Party Assets in as good condition as they were in at the time of Completion (subject to normal wear and tear);

(e) not sell, charge or otherwise encumber or dispose of any of the Third Party Assets; and

(f) subject to clause 8.3, allow the Administrators, the Seller, the owners of the Third Party Assets and their respective representatives, to have access to the Third Party Assets at any reasonable time, to enable them to inspect, remove or otherwise deal with them.

8.3 The Buyer and the Seller, at the Buyer’s cost, shall use all reasonable endeavours to obtain the consent of the owners of the Third Party Assets to the Buyer's continued possession, use or purchase of them. Neither the Administrators nor the Seller shall object to or hinder any arrangements which the Buyer may wish to make in this respect, provided that the Buyer shall not make any such arrangement with the owner or person entitled to such assets unless such arrangements include waivers in full of any claim which the owner may have against the Administrators (whether for conversion, trespass to goods or on any other account), and of any claim made as an expense of the administration for the payment of any monies in respect of such Third Party Assets or their use. Subject to this and to the requirements of 24, the Seller shall, and shall cause its Subsidiaries to, execute such documents as the Buyer may reasonably require.

8.4 If the owner of any Third Party Asset refuses to sell it or otherwise make it available to the Buyer, the Buyer shall immediately deliver up such item for collection and removal by the owner and notify the Seller of such delivery up.

8.5 The Buyer shall indemnify the Seller and the Administrators, and keep the Seller and the Administrators fully and completely indemnified, from and against all costs, expenses, damages, penalties, claims and Liabilities, in each case, that first arise from and after the Effective Time in respect of any or all of the Third Party Assets.

8.6 As a separate obligation to the rest of this clause 8, the Buyer undertakes to comply with the provisions of this clause 8 as though it were the Seller in respect of any assets relating to the former fixed broadband and defence product lines of the Seller, including the PMP450, PMP450i and all its associated variants, PTP 820/850, 60 GHz cnWave, 28 GHz cnWave, cnReach, PTP 670, PTP 700, the next generation FPGA based Evo platform and all associated accessories to these products which includes but is not limited to Beam Steering Antenna (BSA), Lightning Protection Unit (LPU), Rugged Lightning Protection Unit (RLPU), Surge Suppressors, cnPulse Synch Generator, as well as the code for cnMaestro, Link Planner, and cnHeat and the parts of CBRS and AFC related to the above prior specified products.

9. ROT ASSETS

9.1 The Seller shall leave the ROT Assets in their current location on Completion, and allow the Buyer into possession of the ROT Assets as against it.

9.2 The Buyer shall:

(a) hold the ROT Assets as bailee;

(b) have no title to nor further right to possess any of the ROT Assets;

(c) not hold itself out as owner of any of the ROT Assets;

(d) not charge or otherwise encumber any of the ROT Assets;

(e) store, maintain and insure the ROT Assets at its own expense; and

(f) allow the Administrators, the Seller, the owners of the ROT Assets and their respective representatives, to have access to the ROT Assets at any reasonable time, to enable them to inspect, remove or otherwise deal with them.

9.3 From Completion, the Buyer shall promptly inform the Administrators and the Seller of any information received by it in respect of any ROT Claims.

9.4 The Buyer shall indemnify the Seller and the Administrators, and keep the Seller and the Administrators fully and completely indemnified, from and against all costs, expenses, damages, penalties, claims and Liabilities whatsoever in respect of any or all of the ROT Assets.

9.5 Where it is established by agreement between the Administrators and the relevant claimant or by court order that an ROT Claim is not valid and enforceable, such right, title and interest (if any) as the Seller has in the ROT Asset, the subject of that ROT Claim, will pass to the Buyer on the date of that agreement or court order.

10. RECEIVABLES

10.1 For the three month period from the Completion Date (unless otherwise extended by the Buyer and the Seller in writing) (such period being the "Collection Period"), the Buyer shall be appointed as the agent of the Seller to collect the Book Debts, provided that the Buyer shall not agree any discounts or compromise or otherwise settle or waive any of the Book Debts without the prior written consent of the Seller. To the extent the Buyer receives any payment in respect of the Book Debts, it shall hold such amount on trust for the benefit of the Seller.

10.2 Within 10 Business Days of the end of each calendar month and the end of the Collection Period, the Buyer shall provide a written statement (the "Collections Statement") to the Seller detailing any and all payments received by or on behalf of the Buyer in respect of the Book Debts (a "Collected Amount") during the preceding month and include reasonably detailed itemisation of the Buyer's calculations, together with supporting documentation, information and calculations. The Collections Statement shall be subject to the reasonable review of the Seller. Within 10 Business Days of delivery of the Collections Statement, the Buyer shall:

(a) be entitled to retain 7.5% of the aggregate Collected Amount set out in the Collections Statement; and

(b) pay the remainder of the aggregate Collected Amount to the Seller (or as the Seller may direct in writing).

10.3 If the Buyer receives a payment from a person who is a debtor of both the Seller and the Buyer, the amount shall be first applied in respect of the debts due to the Seller, and the Buyer shall pay to the Seller an amount equal to the payment so received immediately on receipt.

10.4 The Buyer shall provide the Seller and the Administrators with such information as the Seller or the Administrators may require to enable the Seller and the Administrators to determine what remittances or payments are from time to time due to be made under this clause 10.

11. EMPLOYEES

11.1 The parties agree that the sale and purchase pursuant to this agreement will constitute a "relevant transfer" for the purposes of TUPE and that the contracts of employment of the

Automatic Transfer Employees and the Seller's and its relevant Subsidiaries' rights, powers, and certain duties and liabilities under or in connection with such contracts of employment shall be transferred to the Buyer under TUPE at the Effective Time.

11.2 The Buyer acknowledges that the Seller acting by its Administrators has provided it with the Employee Liability Information, and that, given the Administrators' limited knowledge of the Business and the insolvency of the Seller, such information may be incomplete or inaccurate.

11.3 If the contract of employment of any Automatic Transfer Employee is found not to have transferred to the Buyer under TUPE with effect from the Effective Time, the Buyer agrees that:

(a) it will within 14 days of being informed of such fact make the relevant Automatic Transfer Employee an offer of employment in writing; and

(b) any such offer of employment made by the Buyer shall be on terms which are not materially different from that Automatic Transfer Employee's terms immediately before the Effective Time (save as to the identity of the employer) and upon which that Automatic Transfer Employee would have transferred to the Buyer under TUPE.

11.4 On making that offer (or within 21 days after an offer at clause 11.3(a) should have been made if no offer is made), the Seller or relevant Subsidiary of the Seller shall terminate the employment of the relevant Automatic Transfer Employee and the Buyer shall indemnify the Seller and the Administrators, and keep the Seller and the Administrators fully and completely indemnified, from and against all costs, expenses, damages, penalties, claims and Liabilities whatsoever in respect of the termination of such employment save for any Liabilities arising as a result of any discrimination by the Seller or any Group Company or the Administrators.

11.5 In respect of any Employees who are not Automatic Transfer Employees, it is acknowledged that prior to the date hereof the Buyer or an affiliate thereof has offered employment effective on the Completion Date to all such Employees. Each such Employee who receives and accepts the offer of employment from the Buyer or an affiliate thereof and commences employment on or after the Completion Date is referred to herein as a "Transferred Employee".

11.6 During the period beginning on the Completion Date and ending on the 12 month anniversary of the Completion Date, but only for the period that the relevant Transferred Employee is employed by the Buyer, the Buyer or an affiliate thereof shall provide each Transferred Employee with a salary or hourly wage rate and, so far as is practicable, bonus opportunity at the same level or greater than that as provided to such Transferred Employee as of immediately prior to Completion, and with other employee benefits that are substantially equivalent in the aggregate to the benefits to which such Transferred Employee was entitled to receive as of immediately prior to Completion, but only to the extent that the Seller has provided the Buyer with full details of salary, bonus opportunity and benefits provided to the Transferred Employees immediately prior to Completion. The Buyer further agrees that, from and after the Completion Date, and to the extent reasonable practicable, the Buyer or an affiliate thereof shall grant all Transferred Employees credit for any service with the Seller Group earned prior to the Completion Date, to the same extent such service was credited under the comparable Seller Employee Benefit Plan, for all eligibility, vesting and benefit (other than defined benefit accrual) purposes under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by the Buyer on or after the Completion Date (the "Buyer Benefit Plans"), provided that such service shall not be recognized to the extent it results in the duplication of benefits for the same period of service.

11.7 Effective as of Completion, to the extent permitted by the applicable Buyer Benefit Plans and applicable law, the Buyer or an affiliate thereof shall offer to all such Transferred Employees accepting such offers group health benefit coverage with respect to which the Buyer or an affiliate thereof shall have taken reasonable steps to cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods, and evidence of insurability requirements. Nothing contained herein, express or implied, is intended to:

(a) confer upon any Transferred Employee any right to continued employment for any period or continued receipt of any specific employee benefit;

(b) be interpreted to prevent or restrict the Buyer or any affiliate thereof from modifying or terminating the employment or terms of employment of any Transferred Employee, including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Completion Date (other than the obligation in this clause 11 to provide substantially equivalent benefits in the aggregate), or shall constitute the adoption of, an amendment to or any other modification of any Buyer Benefit Plan or Seller Employee Benefit Plan. It is expressly agreed that the provisions of these clauses 11.6 and 11.7 are not intended to be for the benefit of or otherwise be enforceable by, any third party, including any Transferred Employees or any other personnel of the Seller Group or the Buyer or any affiliate thereof.

11.8 The Buyer and its relevant affiliates shall be solely responsible for complying with the requirements of Section 4980B of the Internal Revenue Code of 1986 for all Transferred Employees.

11.9 For purposes of any severance or termination pay, the parties intend that the transactions contemplated by this agreement should not constitute a separation, termination, or severance of employment of any Transferred Employee who accepts an employment from the Buyer that is consistent with the requirements of this clause 11. The Buyer shall be responsible for all Liabilities for the provision of notice or payment in lieu of notice and any applicable penalties under the Worker Adjustment Retraining and Notification Act of 1988, as amended, and all similar state or other laws in any relevant jurisdiction arising as a result of any actions taken by the Buyer with respect to Transferred Employees on or after the Completion Date.

11.10 Neither the Seller, nor any Group Company, nor the Administrators shall have any liability to the Buyer for any claims or losses which may be brought against or incurred by the Buyer whether relating to the period before or after the Effective Time in respect of any persons whose employment is transferred to the Buyer, whether under TUPE or otherwise. The Buyer will be responsible for all payments due to any Employees in respect of their employment and termination who do not transfer to the Buyer on the Effective Date by reason of (i) the Buyer declining to employ or otherwise engage such employee and (ii) any such employee who declines an offer from the Buyer.

11.11 The Buyer shall indemnify the Seller and the Administrators, and keep the Seller and the Administrators fully and completely indemnified, from and against all costs, expenses, damages, penalties, claims and Liabilities whatsoever in respect of any of the Transferred Employees and Automatic Transfer Employees, in relation to periods before or after the Effective Time.

11.12 The amount of any salary or other benefits paid by the Seller to any Employees prior to the Effective Time in respect of any period after the Effective Time shall be paid to the Seller by the Buyer (in addition to the Purchase Price) at the Completion.

12. APPORTIONMENTS AND PREPAYMENTS

12.1 The Buyer shall pay to the Seller the apportioned value of all payments made or liabilities incurred by the Seller or the Administrators to the extent in connection with Assets or Assumed Liabilities in respect of or relating to any period after the Effective Time. Such payments shall be deemed to accrue equally from day to day and shall be apportioned as at the Effective Time. The Buyer shall pay any such sum to the Seller in cash in such manner as the Administrators may direct within 15 Business Days of delivery to the Buyer of an invoice by the Seller or the Administrators.

12.2 For the avoidance of doubt, and except as expressly provided otherwise in this agreement, the Seller has no obligation to the Buyer to pay or discharge any debt owed by it to any person, or to pay or discharge any claim or liability (including contingent claims and liabilities) outstanding against it or any of its assets.

12.3 For the avoidance of doubt, the Buyer shall pay, satisfy and discharge all debts and liabilities of the Business that are incurred by the Buyer on or after the Effective Time.

12.4 Nothing in this agreement shall oblige the Seller or the Administrators, as against the Buyer, to make any payment in respect of the Business or the Assets which becomes due, or has become due before the Effective Time or in respect of any period up to the Effective Time which has not been discharged before the Effective Time.

13. TAX MATTERS

13.1 All amounts payable by one party to the other pursuant to this agreement are expressed exclusive of any VAT that may be chargeable thereon.

13.2 The Seller and the Buyer each acknowledge and agree that a business is being transferred as a going concern and that they intend that section 49(1) of the VATA 1994 and article 5 of the Value Added Tax (Special Provisions) Order 1995 (SI 1995/1268) (article 5) will apply to the sale of the Business and Assets pursuant to this agreement.

13.3 The Buyer warrants to and notifies the Seller and the Administrators that:

(a) it (or the representative member of its VAT Group) is registered for VAT or liable to be registered under Schedule 1 to the VATA 1994 with effect from on or before Completion;

(b) it is purchasing the Business and Assets as beneficial owner in order that it may carry on the Business as a going concern in succession to the Seller;

13.4 If for any reason HMRC (or any other Tax authority) requires the Seller or the Administrators to account for VAT (or a substantially similar Tax) on the whole or any part of any sum payable under this agreement, the Administrators shall procure delivery to the Buyer of a valid VAT invoice (or similar such invoice in respect of a substantially similar Tax) in respect of the VAT or other Tax payable. Within 10 Business Days of such delivery, the Buyer shall pay to the Administrators the full amount of the VAT (or substantially similar Tax) included in such valid invoice, including any interest, penalty or surcharge, and shall indemnify the Seller and the Administrators, and keep the Seller and the Administrators fully and completely indemnified, from and against all costs, expenses, damages, penalties, claims and Liabilities whatsoever in respect of such assessment or amount.

13.5 The Buyer shall bear the cost of all notarial or registration fees and all stamp, transfer, sales or other similar Tax (including any interest, penalties, fines, surcharges and/or charges in respect thereof) (each a "Transfer Cost") arising in connection with his agreement. The Buyer shall be responsible for arranging the payment of such Transfer Costs.

14. SELLER'S RECORDS

14.1 From Completion for a period of 12 months, the Buyer shall make the Seller's Records available for inspection by the Seller, the Administrators and their representatives and provide to them reasonable facilities during normal business hours to inspect and copy (at the Buyer's expense) the Seller's Records.

14.2 The Buyer shall, for a period of 12 months:

(a) keep the Seller's Records in good order and in good and safe condition, and insured for their full value; and

(b) give the Administrators not less than one month's prior notice of any intended disposal or destruction of all or any of them.

14.3 For the avoidance of doubt, the Administrator's Records shall not be available to the Buyer for inspection or otherwise and if any of them come into the possession of the Buyer, at Completion or otherwise, it shall immediately notify the Administrators and deliver them to the Administrators on demand.

15. BUYER'S RECORDS AND COOPERATION

15.1 During normal business hours and on reasonable notice, the Buyer shall give the Seller, the Administrators and their representatives access to the premises, records and staff of the Buyer and reasonable cooperation and assistance:

(a) to enable the Seller and the Administrators to deal with any matters arising in connection with the administration of the Seller (or any subsequent liquidation of the Seller);

(b) as reasonably requested by the Administrators to verify any contingent or deferred payments due to the Seller under the business sale agreement entered into by the Seller relating to the sale of its defence and fixed wireless broadband business; and

(c) to complete the division of cnMaestro as soon as reasonably practicable after Completion.

15.2 The Seller and the Administrators shall conduct any such actions with a view to minimising disruption to the Buyer’s business.

16. VAT RECORDS

16.1 The Seller and Buyer intend that section 49 of the VATA 1994 shall apply to the sale of the Business and Assets under this agreement but they do not intend to make a joint application to HMRC for the Buyer to be registered for VAT under the VAT registration number of the Seller pursuant to regulation 6(1)(d) of the VAT Regulations 1995 (SI 1995/2518).

16.2 The Seller shall preserve and permit the Buyer reasonable access to the VAT Records for such period as may be required by law.

16.3 If any of the VAT Records come into the possession of the Buyer, at Completion or otherwise, it shall immediately notify the Administrators and deliver them to the Administrators on demand.

17. DATA PROTECTION

17.1 Notwithstanding any other provision of this agreement, the Buyer undertakes that, on receipt of the Customer Database and Employee Database on the Completion Date, it shall:

(a) duly observe all of its obligations as a Data Controller under the Data Protection Legislation which arise in connection with processing Customer Data and Employee Data;

(b) comply with the principles relating to processing of personal data set out in article 5(1) of the UK GDPR and, in particular, it shall process Customer Data and Employee Data fairly and lawfully in accordance with the "lawfulness, fairness and transparency" principle for the purpose of the continued provision of details of the product(s) and services to the Customers and in connection with the employment of the Data Employees and in accordance with the terms and conditions set out in this agreement;

(c) send a privacy notice to each Customer and Data Employee identified in the Customer Database and Employee Database in the agreed form as soon as reasonably practicable after the Completion Date;

(d) respond to any request made by a Data Employee or Customer in relation to the provision of details of the product(s) and services in accordance with the rights of data subjects (as defined in article 4(1) of the UK GDPR); and

(e) obtain, and at all times maintain, a notification under the Data Protection Legislation appropriate to the performance of its obligations under this agreement.

17.2 The Buyer shall indemnify the Seller and the Administrators, and keep the Seller and the Administrators fully and completely indemnified, from and against all costs, expenses, damages, penalties, claims and Liabilities whatsoever in respect of the processing of the Customer Data or Employee Data by the Buyer.

18. CORRESPONDENCE

After Completion, the Buyer shall promptly deliver to the Administrators all correspondence received by it in connection with the Business which are properly addressed to the Seller or the Administrators.

19. ADMINISTRATORS' LIABILITY AND STATUS OF CLAIMS

19.1 The Administrators act as agents for the Seller and neither they, their firm, partners, employees, advisers, representatives or agents shall incur any personal liability in any circumstances whatever by virtue of this agreement (including in respect of any failure on the part of the Seller to observe, perform or comply with any such obligations or under or in relation to any associated arrangements or negotiations or under any document or assurance made pursuant to this agreement), nor in relation to any related matter or claim nor in respect of any transfer, assignment or other documents made pursuant to this agreement.

19.2 The Administrators have entered into this agreement in their personal capacities solely for the purpose of obtaining the benefit of the provisions in their favour.

19.3 No sums due from the Administrators or the Seller arising directly or indirectly out of the terms of this agreement shall be charged or payable as a cost or expense of the administration or otherwise payable under paragraph 99(3) or 99(4) of Schedule B1 to the Insolvency Act 1986, but shall rank (if that claim is allowed by law to rank as an unsecured claim) only as an unsecured claim against the Seller.

20. EXCLUSIONS AND BUYER WARRANTY

20.1 To the extent permissible by law and subject to 20.5, all representations, warranties, conditions, guarantees and stipulations, express or implied, statutory, customary or otherwise in respect of the Assets, the Business or any of the rights, title and interests transferred or agreed to be transferred pursuant to this agreement are expressly excluded (including warranties and conditions as to title, quiet possession, merchantable or satisfactory quality, fitness for purpose and description). Except as expressly set out in this agreement, any lists contained in any schedule or annexure shall not constitute any warranty in respect of the Seller's ownership of the listed items or otherwise.

20.2 The Assets or any of them are sold in their condition and locations at the Effective Time and subject to all faults, liens, executions, distraints, encumbrances and claims of third parties; the expense of discharging which shall be met by the Buyer. Unless otherwise required by law (and then only to that extent), the Seller and the Administrators and each of them shall not be liable for any loss arising out of, or due to, or caused by any defect or deficiencies in any or all of the Assets.

20.3 The Buyer agrees that the terms and conditions of this agreement and the exclusions and limitations contained in it are fair and reasonable having regard to the following:

(a) that this is a sale by an insolvent company in circumstances where the Administrators' knowledge of the Business and Assets is limited and it is usual that no representations and warranties are given by or on behalf of the Seller or the Administrators;

(b) that the Buyer has relied solely on its own opinions and the opinions of its professional advisors concerning the Assets or any of them, their quality, condition, description, fitness and suitability for any purpose, the possibility that some or all of them may have defects not apparent on inspection and examination, and the use it intends or proposes to put them to;

(c) that the Buyer has agreed to purchase the Assets or any of them "as seen" in their present state and condition for a consideration which takes into account the risk to the Buyer represented by the parties' belief that the said exclusions and limitations are or would be recognised by the courts; and

(d) that the Buyer, its representatives and advisers have been given every opportunity it or they may wish to have to examine and inspect all or any of the Assets or any of them and all relevant documents relating to them.

20.4 The Buyer acknowledges that:

(a) it has not entered into this agreement in reliance upon any representations, agreements, statements or replies to specific enquiries (whether oral or written) made or alleged to have been made by the Seller, the Administrators or its or their representatives at any time. The only claim, right or remedy available to the Buyer for any representation given in connection with this agreement shall be damages for breach of contract;

(b) it has inspected or enquired about the Assets and the Business or has been given an opportunity to do so, and buys the Assets with full knowledge of the Third-Party Claims. No warranty or assurance is given or implied about the Third-Party Claims or the effect they may have on the Assets or the Business;

(c) it shall (at its sole expense) hold and comply with all appropriate certificates, licences, consents and permits to use or have the benefit of the Assets and to conduct the Business; and

(d) it has satisfied itself or has had the opportunity to satisfy itself that the Schedules are accurate. The Buyer has no claim against the Seller or the Administrators if items referred to in the Schedules are found to be incorrect.

20.5 Nothing in this agreement operates to limit or exclude any liability for fraud, fraudulent misrepresentation, or for death or personal injury arising from negligence.

20.6 The Buyer acknowledges that if:

(a) the Seller does not have title or unencumbered title to any or all of the Assets;

(b) the Buyer cannot exercise any right conferred or purported to be conferred on it by this agreement; or

(c) the Business Contracts (or any of them) (or any agreement which otherwise would be a Business Contract) shall have ended or been terminated before the Effective Time, whether because of the insolvency of the Seller, or breach by the Seller, or for any other reason, this shall not be a ground or grounds for rescinding, avoiding or varying any or all of the provisions of this agreement, or for any reduction in or repayment of any part of the Purchase Price, and the Buyer has made allowance for the possible existence of such matters in agreeing the Purchase Price.

20.7 The Buyer warrants that: MACROBUTTON optional

(a) it is duly incorporated under the laws of England and Wales;

(b) it has all necessary power and authority to enter into, deliver and perform its obligations under this agreement and each other document delivered in connection with it to which the Buyer is a party;

(c) this agreement and each other document delivered in connection with it to which the Buyer is a party will, once executed, constitute valid, binding and enforceable obligations of the Buyer in accordance with their respective terms;

(d) the execution and delivery of, and performance by the Buyer of its obligations under this agreement and each other document delivered in connection with it to which the Buyer is a party will not:

(i) conflict with, or result in, any breach of any provision of the constitution of the Buyer;

(ii) conflict with, result in a breach of, or constitute a default under, any material agreement or instrument to which the Buyer is a party;

(iii) conflict with, or result in a breach of any law or regulation, or of any order, injunction, judgment or decree of any court, that applies to the Buyer; nor

(iv) require the Buyer to obtain any consent or approval of, or give any notice to or make any registration with, any governmental entity that has not been unconditionally and irrevocably obtained or made as at the date of this agreement;

(e) the Buyer is not a person connected (within the meaning of section 252 of the Companies Act 2006) with a director of the Seller or of any holding company of the Seller or, if it is so connected, a resolution of the Buyer has been passed in accordance with sections 190, 191 and 223(1) of the Companies Act 2006 or no such resolution is required by virtue of section 192 of that Act; and

(f) the Buyer is not a connected person in relation to the Seller within paragraph 60A of Schedule B1 to the Insolvency Act 1986,

and the Buyer shall indemnify the Seller and the Administrators, and keep the Seller and the Administrators fully and completely indemnified, from and against all costs, expenses, damages, penalties, claims and Liabilities whatsoever arising as a result of any breach of these warranties.

20.8 The Buyer shall not be entitled to rescind this agreement after Completion for any reason.

21. NO RECOURSE AGAINST VECTOR CAPITAL RELATED PERSONS

Notwithstanding anything that may be expressed or implied in this agreement, the Buyer acknowledges and agrees that, save in the case of fraud:

(a) no recourse under this agreement or any other document delivered in connection with it may be had against any partner, member, director, officer, agent or employee of the Seller, any direct or indirect holder of any equity interests or securities of the Seller (whether such holder is a limited or general partner, member, shareholder or otherwise), any affiliate of the Seller, any fund managed or advised by Vector Capital Management, L.P. or its affiliates, or any direct or indirect director, officer, employee, partner, affiliate, member, agent, controlling person or representative of any of the foregoing (each such person or entity, a "Vector Capital Related Person"), whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding (including, for the avoidance of doubt, through attempted piercing of the corporate, limited partnership or limited liability company veil or any insolvency proceeding), or by virtue of any statute, regulation or other applicable law; and

(b) no liability whatsoever will attach to, be imposed on or otherwise be incurred by any Vector Capital Related Person under this agreement or any other document delivered in connection with it or for any claim based on, in respect of or by reason of such obligations or by their creation, provided however that this clause shall not under any circumstances limit or impact any right(s) the Buyer has, or may have, under this agreement or any other document delivered in connection with it against a Vector Capital Related Person or the Seller to the extent such person is a party to this agreement or any other document delivered in connection with it.

22. TIME OF ESSENCE

Time is of the essence for all times, dates and periods specified in this agreement or substituted for them.

23. CONFIDENTIALITY AND ANNOUNCEMENTS

23.1 The Seller and the Administrators undertake to the Buyer to keep confidential all the information that they have acquired about the Buyer (and any information that constitutes an Asset hereunder) and to use such information only for the purposes contemplated by this agreement.

23.2 The Buyer undertakes to the Seller and the Administrators to keep confidential the terms of this agreement and all information that it has acquired about the Seller and the Seller Group and to use the information only for the purposes contemplated by this agreement (other than to the extent any such information constitutes an Asset hereunder).

23.3 Either party may disclose any information that it is otherwise required to keep confidential under this 23:

(a) to such professional advisers, consultants and employees or officers of its group and, in the case of the Seller and the Administrators, the Administrators' firm, employees and agents, as are reasonably necessary to advise on this agreement, or to facilitate the Transaction, provided that the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party;

(b) with the written consent of the Administrators and the Buyer; or

(c) to the extent that the disclosure:

(i) is required for the purposes of the administration or any subsequent liquidation of the Seller;

(ii) is required by law; or

(iii) is required by a regulatory body, tax authority or securities exchange or (in the case of a disclosure by the Seller or the Administrators) is required in the Administrators' opinion to enable them to comply with any applicable requirements of insolvency practice or disclosure requirement to which they are subject (whether as a matter of law, practice or professional conduct), but shall use reasonable endeavours to consult the Administrators (in the case of a disclosure on the part of the Buyer) or the Buyer (in the case of a disclosure on the part of the Seller or the Administrators) and to take into account any reasonable requests it may have in relation to the disclosure before making it.

23.4 No announcement, circular or other publicity in connection with the subject matter of this agreement (other than as permitted by this agreement or to the extent required by applicable law) shall be made by or on behalf of either of the parties, without the approval of each of the parties (such approval not to be unreasonably withheld or delayed).

23.5 Notwithstanding this agreement, the Buyer and Seller agree the Buyer may make an announcement to the public in a form agreed between the Buyer and the Seller after Completion.

24. FURTHER ASSURANCE

24.1 For six months following Completion, the Seller and the Administrators (provided they are, at the relevant time, the Administrators of the Seller) shall (at the Buyer's expense) execute and deliver all such documents, and do whatever the Buyer may from time to time reasonably require for the purpose of giving effect to the provisions of this agreement, provided that the terms of any such documents and the terms on which any such things are performed:

(a) shall exclude the personal liability of the Administrators;

(b) shall be no more onerous to the Seller and the Administrators than the terms of this agreement; and

(c) shall be subject to the Administrators' prior approval, which shall not be unreasonably withheld, conditioned or delayed.

24.2 Pending the execution of any documents and things in accordance with 24.1, following Completion the Seller shall hold any legal interest in the Assets or any of them on trust for the Buyer but without any legal responsibility for the Assets or any of them and, in particular, neither the Seller nor the Administrators shall be obliged to maintain any registrations or otherwise protect the Assets or any of them.

24.3 The Seller and the Administrators shall not be required to take any such step or action, or deliver or sign any document, or acquiesce in any omission under or in accordance with this agreement unless:

(a) such action is expressly specified in this agreement or the Buyer has reasonably requested that the Seller take such action; and

(b) the Buyer has paid in advance the Seller's and Administrators' reasonable costs of doing so.

24.4 As soon as reasonably practicable following Completion, the Seller shall deliver to the Buyer duly executed stock transfers in respect of the transfer of the Sale Shares to the Buyer.1

24.5 The Buyer shall indemnify the Administrators, against the reasonable costs (excluding, for the avoidance of doubt, recoverable VAT) of any other further assurance or perfection action or step required of the Administrators under this clause 24 or this agreement.

25. ASSIGNMENT

The Buyer may not assign or grant any Encumbrance over or deal in any way with any of its rights under this agreement or any document referred to in it. Notwithstanding the foregoing, the Buyer may, without the consent of the Seller, assign its rights and obligations under this Agreement (i) to any lender of the Buyer or any of its Affiliates for collateral security purposes, (ii) to a purchaser of all or substantially all of the assets of the Buyer, or (ii) to one of its affiliates.

26. ENTIRE AGREEMENT

This agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any previous arrangement, understanding or agreement between them relating to the subject matter they cover.

27. VARIATION

27.1 Any variation of this agreement shall be in writing and signed by or on behalf of each party.

27.2 Any waiver by or on behalf of the Seller or the Administrators of any right under this agreement is only effective if it is in writing and signed by the Administrators on behalf of the Sellers or the Administrators on their own behalf. It applies only in the circumstances for which it is given and shall not prevent the Seller or the Administrators from subsequently relying on the provision so waived.

27.3 No failure by the Seller or the Administrators to exercise or delay in exercising any right or remedy provided under this agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part.

27.4 No single or partial exercise by the Seller or the Administrators of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.

27.5 Unless specifically provided otherwise, the rights of the Seller and the Administrators arising under this agreement are cumulative and do not exclude rights provided by law.

28. COSTS

Except as expressly provided in this agreement, each party shall pay its own costs incurred in connection with the negotiation, preparation, and execution of this agreement and any documents referred to in it.

29. NOTICES

29.1 A notice given under this agreement:

(a) shall be in writing;

(b) shall be sent for the attention of the person, and to the address or email address, given in this 29 (or such other address, email address, or person as the relevant party may notify to the party); and

(c) shall be:

(i) delivered personally;

(ii) delivered by commercial courier; or

(iii) sent by email.

29.2 The addresses for service of notice are:

(a) Seller and Administrators

Address:

FAO David Shambrook, Gordon Thomson, Joe Barry and James Woodhead (Joint Administrators

RSM UK Restructuring Advisory LLP
8th Floor 25 Farringdon Street,
London, EC4A 4AB
United Kingdom
Email: David.Shambrook@rsmuk.com, Gordon.Thomson@rsmuk.com, Joe.Barry@rsmuk.com, James.Woodhead@rsmuk.com and Jamie.Wilson@rsmuk.com

With a copy (which shall not constitute notice) to:

Sidley Austin LLP
1001 Page Mill Road
Building 1
Palo Alto, CA 94304
USA
For the attention of: Martin A. Wellington; Sara M. Carian
Email: mwellington@sidley.com and scarian@sidley.com

Sidley Austin LLP
70 St Mary Axe
London EC3A 8BE
United Kingdom
For the attention of: Adam Runcorn; Melissa Coakley
Email: aruncorn@sidley.com and melissa.coakley@sidley.com

(b) Buyer

Address: C/O Watermill Accounting Limited, Future Business Centre, Kings Hedges Road, Cambridge, United Kingdom, CB4 2HY

Attn: Pradeep Khandagale
Email: pradeep@univastu.com

With a copy (which shall not constitute notice) to:

Clarkslegal LLP, 5TH Floor, Thames Tower, Reading, RG1 1LX
For the attention of: Stuart Mullins
Email: stuart.mullins@clarkslegal.com

29.3 No communication from the Buyer shall be effective until it is received by the Administrators. Any other notice shall be deemed to have been received:

(a) if delivered personally, at the time of delivery;

(b) if delivered by commercial courier, at the time of signature of the courier's receipt;

(c) if sent by email, at the time of transmission (with no bounce back or other notification of failure to be delivered); or

(d) if deemed receipt under the previous paragraphs of this 29.3 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a Business Day), when business next starts in the place of receipt.

29.4 To prove service by the Seller or the Administrators on the Buyer, it shall be sufficient to prove that the notice was transmitted by email to the email address of the Buyer or, in the case of post, that the envelope containing the notice was properly addressed and posted.

30. INTEREST ON LATE PAYMENT

30.1 If the Buyer fails to make any payment due to the Seller under this agreement by the due date for payment, then the Buyer shall pay interest on the overdue amount at the Interest Rate. Such interest shall accrue on a daily basis from the due date until actual payment of the overdue amount, whether before or after judgment. The Buyer shall pay the interest together with the overdue amount.

30.2 Notwithstanding 30.1, the Seller may in the alternative claim interest at its discretion under the Late Payment of Commercial Debts (Interest) Act 1998.

31. SEVERANCE

31.1 If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.

31.2 If any provision or part-provision of this agreement is invalid, illegal or unenforceable, the parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision.

32. CONTRA PROFERENTEM

The parties acknowledge and agree that this agreement has been drafted with the participation of all of the parties to it, in each case with the benefit of legal advice, and that the rule of construction known as "contra proferentem" shall not apply.

33. AGREEMENT SURVIVES COMPLETION

33.1 Subject to 33.2, this agreement (other than obligations that have already been fully performed) remains in full force after Completion.

33.2 All obligations of the Seller and the Administrators under this agreement shall automatically terminate on the earlier to occur of: (a) the date falling six months after Completion; and (b) termination of the appointment of the Administrators in respect of Seller.

34. THIRD PARTY RIGHTS

34.1 The Administrators' representatives may enforce and rely on 19 to the same extent as if they were a party to this agreement.

34.2 Each Vector Capital Related Person may enforce and rely on clause 21 to the same extent as if they were a party to this agreement.

34.3 Except as expressly provided in 34.1 and 34.2 a person who is not a party to this agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

34.4 The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this agreement are not subject to the consent of any other person.

35. SUCCESSORS

35.1 The rights and obligations of the parties shall continue for the benefit of, and shall be binding on, their respective successors and permitted assigns.

35.2 This agreement shall continue to apply notwithstanding the termination of the appointment of the Administrators in respect of the Seller, any one or more of the Administrators' vacation of or removal from office or any liquidation of the Seller and any one of the Administrators shall be entitled to enforce the terms of this agreement which benefit them personally accordingly (and in such circumstances, such reference to Administrators in this agreement being construed as meaning them as beneficiaries of this agreement and not being dependent on their continuing to hold office).

35.3 This agreement shall enure for the benefit of the Administrators and any subsequent liquidator of the Seller (a "Liquidator"). In the event that Liquidators are appointed (by court, resolution or statute) to the Seller, references to Administrators and administration in this agreement shall be construed as meaning the Liquidators and liquidation respectively as the context requires and without excluding any rights of the Administrators under this agreement.

36. COUNTERPARTS

36.1 This agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

36.2 Transmission of an executed counterpart of this agreement by email (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this agreement.

37. LANGUAGE

37.1 This agreement is drafted in the English language. If this agreement is translated into any other language, the English language version shall prevail.

37.2 Any notice given under or in connection with this agreement shall be in the English language. All other documents provided under or in connection with this agreement shall be in the English language, or accompanied by a certified English translation. If such document is translated into any other language, the English language version shall prevail.

38. GOVERNING LAW AND JURISDICTION

38.1 This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

38.2 Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

This agreement has been entered into on the date stated at the beginning of it.

SELLER

Signed by ___David Shambrook__ (as agent and without personal liability) for and on behalf of CAMBIUM NETWORKS, LTD (IN ADMINISTRATION) pursuant to powers conferred to him by Schedule B1 to the Insolvency Act 1986

) /S/ David Shambrook
Title: Administrator

ADMINISTRATORS

Signed by __David Shambrook_____ on behalf of the ADMINISTRATORS without personal liability	) /S/ David Shambrook Title: Administrator

BUYER

Signed by _Pradeep Khandagale_______ for and on behalf of UNIVASTU UK LIMITED	) ) ) /S/ Pradeep Khandagale Title: Director